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FOR IMMEDIATE RELEASE                        SYMBOL:   SBUF
APRIL 24, 1995                               TRADED:   NASDAQ



 STACEY'S BUFFET ANNOUNCES SETTLEMENTS ON TWELVE NORTHERN STORES


     Largo, FL, April 24, 1995 -- Stacey's Buffet, Inc. announced today that it has executed or agreed in principle to settlements with landlords representing twelve stores that Stacey's Buffet has closed or intends to close in the states of Virginia, Maryland, Pennsylvania and New York.
     Mr. Stephen Marrier, Vice-Chairman and Chief Executive Officer, stated that " It is always difficult to permanently close stores. However, the poor sales and substantial operating losses associated with these stores have been a drag on Stacey's Buffet for the past several years."
     "In an earlier press release we said that it was necessary to close or sell most of the Northern stores in order for the company to move forward. To that end we have permanently closed twelve stores and intend to close one more store in the near future. We have executed or agreed in principle to settlements with landlords that allows us to be released from the remainder of the leases on favorable terms. The anticipated write-offs associated with these store closures and lease settlements will be charged against our reserve for store closings. We view these closures and lease termination settlements as a positive step forward for the company."
     Stacey's Buffet, Inc. continues to operate 31 restaurants in Florida, New York, New Jersey, Maryland and Pennsylvania.
                  For more information contact:
                          Maureen Jack
                      Stacey's Buffet, Inc.
                    (813) 581-4492, ext. #12